EX-99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

July 26, 2013

Optimum Fund Trust
2005 Market Street
Philadelphia, PA 19103

       Re: Expense Limitations

Ladies and Gentlemen:

       By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of each series of Optimum Fund Trust (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, acquired fund fees and expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period July 29, 2013 through July 29, 2014 For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.

Fund	Expense Cap
Optimum Fixed Income Fund	1.00%
Optimum International Fund	1.40%
Optimum Large Cap Growth Fund	1.25%
Optimum Large Cap Value Fund	1.20%
Optimum Small-Mid Cap Growth Fund	1.43%
Optimum Small-Mid Cap Value Fund	1.40%

       The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Optimum Fund Trust

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President & Chief Executive Officer
	Date:	July 26, 2013